EXHIBIT 99.7

May 23, 2002

Special Committee of the Board of Directors

Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, CA 93110

Dear Sirs:

      We understand that Fidelity National Information Solutions, Inc. (the “Company”), a Delaware corporation, proposes to make a tender offer (the “Offer”) for the all of the issued and outstanding shares of common stock, par value $.05 per share (the “Target Shares”), of Micro General Corporation (the “Target”) and, subsequent to the consummation of the Offer, it is expected that a subsidiary of the Company will be merged with and into Target with Target surviving as a wholly owned subsidiary of the Company. Each Target Share acquired pursuant to the Offer will be purchased for stock consideration of 0.696 shares of the Company’s common stock, par value $.001 per share (the “Company Shares”), for each Target Share.

      You have asked us whether, in our opinion, the consideration to be received by Target’s stockholders is fair from a financial point of view to the stockholders of the Company other than Fidelity National Financial Corporation, its affiliates and members of management (the “Public Stockholders”).

      In arriving at our opinion set forth below, we have:

(i) Reviewed financial or other information that was publicly available or furnished to us by the Company and Target;

(ii) Reviewed financial forecasts furnished to us by the Company and Target;

(iii) Prepared a discounted cash flow analysis of Target based upon information provided to us by Target and the Company;

(iv) Conducted discussions with members of senior management of the Company concerning the matters described in (i), (ii) and (iii) above, and Target concerning the matters described in (i) and (ii) above;

(v) Conducted discussions with members of senior management of Fidelity National Financial Corporation regarding forecasts of revenues that Target is projected to generate based on Target’s relationship with Fidelity National Financial Corporation;

(vi) Reviewed and compared certain financial and securities data of Target with various other companies whose securities are traded in public markets;

(vii) Reviewed the reported prices and trading activity for the Company Shares and Target Shares;

(viii) Reviewed and compared the market prices and valuation multiples paid in comparable merger and acquisition transactions that we deemed appropriate for purposes of this opinion; and

(ix) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic and market conditions.

      In rendering our opinion, we have, with your permission, relied upon and assumed the accuracy and completeness of all of the financial and other information that was publicly available, was supplied or otherwise made available to us, discussed with or reviewed by us, and we have not assumed any responsibility for independently verifying, and have not independently verified, such information or undertaken or obtained any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of the Company or Target. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Target. We have made no independent investigation of any legal or accounting matters affecting the Company or Target, and have assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors or committees thereof.

      With respect to financial forecasts supplied to us, we note that forecasting future results of any company is inherently subject to uncertainty. We have, with your permission, relied on representations that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and Target as to the future operating financial performance of the Company and Target and the best available estimates and judgments of Fidelity National Financial Corporation regarding the revenues that Target is forecasted to generate based on Target’s relationship with Fidelity National Financial Corporation. Although the financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such forecasts could affect the opinion rendered herein.

      Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. Our opinion is rendered as of the date hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in fact or matter affecting our opinion of which we become aware after the date hereof. Our opinion is rendered to, and it is understood that this letter is for the information of, the special committee of the board of directors of the Company, and this opinion may not be publicly disclosed or described in any manner without our prior written approval. This opinion may be attached in its entirety as an exhibit to the Company’s registration statement on Form S-4 in connection with the Offer and the Company’s proxy statement in connection with the Offer, provided that any description or reference to Jefferies or this opinion included in such registration statement shall be in form and substance reasonably acceptable to us. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

      Our opinion is necessarily based on economic, monetary, political, regulatory, market and other conditions as they exist on, and on the information made available to us as of, the date of this letter; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. Our opinion does not address the relative merits of the Offer and other business strategies being considered by the Company’s board of directors, nor does it address the Company’s board of directors’ decision to proceed with the Offer. Our opinion does not constitute a recommendation to the Company, its board of directors or any committee thereof, any of its stockholders or any other person as to any specific action that should be taken in connection with the Offer.

      We are currently acting as financial advisor to the Company in connection with the Offer, and we received a fee in connection with the delivery of our opinion dated April 29, 2002. In addition, we will receive a fee from the Company upon the merger of a subsidiary of the Company with and into Target. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Jefferies & Company, Inc., as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of our business, we may provide services on customary terms to the Company, MGEN, Fidelity National Financial Corporation or their affiliates. In addition, we may trade the securities of the Company or Target for our own account and for the accounts of customers, which may include FNIS, MGEN or Fidelity or any of their affiliates, and, accordingly, may at any time hold a long or short position in those securities.

      This opinion supercedes our opinion dated April 29, 2002.

      In rendering this opinion, we have also assumed that the Offer will be consummated on the terms related to the Offer, including the increase of the conversion price of Target’s convertible notes and the increase of the strike prices on certain of Target’s and warrants. We are not opining as to the market value or the prices at which any of the securities of the Company or Target may trade at any time.

      Based on the foregoing and such other factors as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by the Company to the stockholders of Target is fair to the Public Stockholders from a financial point of view.

Very truly yours,

/s/ ROBERT A. KRAMER

Robert A. Kramer
Jefferies & Company, Inc.

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